Exhibit 10.43

CONSENT AND AMENDMENT NUMBER ONE

TO SENIOR TERM LOAN CREDIT AGREEMENT

This CONSENT AND AMENDMENT NUMBER ONE TO SENIOR TERM LOAN CREDIT AGREEMENT, (this “Amendment”), dated as of December 3, 2009, is entered into by and among BUMBLE BEE FOODS, LLC, a Delaware limited liability company (“Borrower”), CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY, successor by amalgamation with 3231021 Nova Scotia Company, a Nova Scotia unlimited company (“Connors Bros.”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”), and in light of the following:

W I T N E S S E T H

WHEREAS, Borrower, Connors Bros., Lenders, and Agent are parties to that certain Senior Term Loan Credit Agreement, dated as of November 18, 2008 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, Borrower has requested that Agent and the Lenders consent to (i) the transfer in an aggregate amount not to exceed $600,000 by the Loan Parties (through any direct or indirect, wholly-owned Subsidiary of Connors) to Connors, either in the form of a distribution or a repayment by the Loan Parties of all or a portion of the principal of any intercompany obligation between or among any direct or indirect, wholly-owned Subsidiary of Connors, which aggregate amount shall be used by Connors on the Senior Secured Note Closing Date to acquire from Borrower that certain Promissory Note, dated as of November 16, 2009, issued by AFT Holdings, Inc., a Louisiana corporation, in favor of Borrower in the original principal amount of $600,000 (the “Designated Transfer”) for an aggregate purchase price of $600,000, (ii) the prepayment in full of the Subordinated Indebtedness out of the Net Cash Proceeds of the Designated Senior Note Indebtedness (the “Designated Subordinated Indebtedness Prepayment”), (iii) the prepayment of the Term Loan on a non pro rata basis by only prepaying that portion of the Term Loan held by Regiment Capital Special Situations Fund IV, L.P. (the “Designated Term Loan Prepayment”), (iv) the transfer in an aggregate amount not to exceed $1,800,000 by the Loan Parties (through any direct or indirect, wholly-owned Subsidiary of Connors) to Connors, either in the form of a distribution or a repayment by the Loan Parties of all or a portion of the principal of any intercompany obligation between or among any direct or indirect, wholly-owned Subsidiary of Connors, which aggregate amount shall be used by Connors to purchase the Stock of BB Co-Invest L.P. held by each of Plainfield Avalon Inc. and Kayne Anderson Mezzanine Partners (QP), L.P. (the “Stock Purchase Transaction”), and (v) the payment of a financial advisory fee or structuring fee to the Equity Sponsor or its Affiliates in an aggregate amount not to exceed 1% of the face amount of the Senior Secured Notes (the “Advisory Fee Transaction”; and together with the Designated Transfer, the Designated Subordinated Indebtedness Prepayment, the Designated Term Loan Prepayment, and the Stock Purchase Transaction, the “Designated Transactions”);

WHEREAS, Borrower has requested that Agent and the Lenders waive compliance with the covenant set forth in Section 5.18(a) of the Credit Agreement;

WHEREAS, Borrower has requested that Agent and Lenders make certain amendments to the Credit Agreement; and

WHEREAS, upon the terms and conditions set forth herein, the parties hereby agree to amend the Credit Agreement as follows.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Schedule 1.1 to the Credit Agreement is hereby amended by adding, or amending and restating, as applicable, the following defined terms in alphabetical order therein:

“BBCC” means Bumble Bee Capital Corp., a Delaware corporation.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, except to the extent that such expenditures are (i) financed with the proceeds of Purchase Money Indebtedness, or (ii) paid in respect of fees, premiums, charges or expenses that are capitalized in connection with (a) the Designated Subordinated Indebtedness Prepayment, (b) the Stock Purchase Transaction, (c) the transactions contemplated by the Senior Secured Note Documents, (d) the First Amendment, (e) the Third Amendment to Revolving Credit Agreement, or (f) the Designated Term Loan Prepayment.

“CLDH” means Clover Leaf Dutch Holdings, LLC, a Delaware limited liability company.

“Closing Date Term Loan” has the meaning specified therefor in Section 2.2(a) of the Agreement.

“Closing Date Term Loan Amount” means $133,000,000.

“Closing Date Term Loan Commitment” means, with respect to each Lender, its Closing Date Term Loan Commitment, and, with respect to all Lenders, their Closing Date Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Clover Leaf Seafood” means Clover Leaf Seafood B.V., a private company with limited liability, incorporated under the laws of the Netherlands.

“Clover Leaf Seafood 2” means Clover Leaf Seafood 2 B.V., a private company with limited liability, incorporated under the laws of the Netherlands.

“Connors Holdco” means Connors Bros. Holdings, L.P., a Delaware limited partnership.

“Designated Subordinated Indebtedness Prepayment” shall mean the prepayment in full of the Subordinated Indebtedness.

“Designated Term Loan Prepayment” shall mean the prepayment of the Term Loan on a non-pro rata basis by prepaying only that portion of the Term Loan held by Regiment Capital Special Situations Fund IV, L.P.

“Disqualified Person” means, with respect to any assignment, delegation or participation or any proposed assignment, delegation or participation, (a) so long as no Event of Default has occurred and is continuing, any Person that the transferring Lender knows (at the time of such assignment, delegation or participation or proposed assignment, delegation or participation) is a Specified Lender, and (b) so long as no Event of Default under Section 8.1, 8.2(a)(i) (solely to the extent arising from failure to deliver any financial statement pursuant to Section 5.1 within twice the number of days after each month, fiscal quarter or fiscal year, as the case may be, as specified in Schedule 5.1), 8.4 or 8.5 of the Agreement has occurred and is continuing, any Person that the transferring Lender knows (at the time of such assignment, delegation or participation or proposed assignment, delegation or participation) is a Competitor of any Loan Party (if such transferring Lender obtains a representation by the Assignee or proposed Assignee that such Assignee or proposed Assignee is not a Competitor of any Loan Party, then such Lender shall be entitled to rely on such representation in determining whether such Assignee or proposed Assignee is a Competitor).

“Dutch Holdco” means Clover Leaf Seafood Coöperatief U.A., a cooperative association incorporated under the laws of the Netherlands.

“Dutch Security Documents” means such guaranty agreements, pledge agreements and other security documents as Agent shall reasonably require, which in each case are governed by the laws of the Netherlands and which are otherwise in form and substance reasonably satisfactory to Agent.

“EBITDA” means, with respect to any fiscal period, the Company’s combined net earnings (or loss), minus, to the extent increasing net earnings for such fiscal period and without duplication, extraordinary gains and interest income, plus, to the extent reducing net earnings for such fiscal period and without duplication, Non-Cash Charges, interest expense, federal, state, local, and foreign income tax expense, payments made in respect of fees, premiums, charges or expenses in connection with (i) the Designated Subordinated Indebtedness Prepayment, (ii) the Stock Purchase Transaction, (iii) the transactions contemplated by the Senior Secured Note Documents, (iv) the Third Amendment to Revolving Credit Agreement, (v) the First Amendment, or (vi) the Designated Term Loan Prepayment, and, without duplication, distributions made pursuant to Section 6.9(a), (c), (d), (f), and (g) of the Agreement, and depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to the Company (a) TTM EBITDA, minus without duplication (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of taxes paid during such period, (iii) all scheduled and mandatory principal payments made in respect of the Term Loan during such period, (iv) the cash portion of Capital Expenditures (net of any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement) made during such period, (v) payments of Cash Consideration made in respect of the purchase price for a Permitted Acquisition (in each case, to the extent such payments are not made with the proceeds of Indebtedness or any Non-Cash Consideration), (vi) all scheduled principal payments of Permitted Purchase Money Indebtedness, (vii) voluntary prepayments of the principal balance of the Term Loan, (viii) to the extent reducing net income, distributions to Connors permitted under Sections 6.9(a), (c), (d), (e), (f), (g) and (i) of the Agreement, (ix) all payments of Senior Revolving Indebtedness under the Senior Revolving Credit Agreement so long as any such payment is accompanied by a permanent reduction of the revolving credit commitment thereunder, (x) all payments of interest and principal in respect of the Senior Secured Note Indebtedness, and (xi) all payments made in respect of fees, premiums, charges or expenses in connection with (A) the Designated Subordinated Indebtedness

Prepayment, (B) the Stock Purchase Transaction, (C) the transactions contemplated by the Senior Secured Note Documents, (D) the First Amendment, (E) the Third Amendment to Revolving Credit Agreement, and (F) the Designated Term Loan Prepayment.

“First Amendment” means that certain Consent and Amendment Number One to Senior Term Loan Credit Agreement dated as of December 3, 2009 by and among Borrower, Canadian Opco, and the Lender Group.

“First Amendment Term Loan” has the meaning specified therefor in Section 2.2(b) of the Agreement.

“First Amendment Term Loan Amount” means $3,206,197.27.

“First Amendment Term Loan Commitment” means, with respect to each Lender, its First Amendment Term Loan Commitment, and, with respect to all Lenders, their First Amendment Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Company determined on a combined basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period (and, except as otherwise set forth in the Agreement, shall not include any optional prepayment or mandatory prepayments made under the Agreement, the Senior Revolving Credit Agreement, the Senior Secured Note Documents), (c) all federal, state, foreign and local income taxes paid in cash during such period, and (d) without duplication, distributions permitted by Section 6.9(a), (c), (d), (f), and (g), made during such period.

“Guarantors” means (a) Stinson, (b) BB Holdings, (c) Borrower, (d) each Subsidiary of Borrower, (e) Canadian Holdco, (f) Canadian Opco, (g) each Subsidiary of Canadian Opco, (h) Connors Holdco, (i) CLDH, (j) Dutch Holdco, (k) Clover Leaf Seafood, (l) Clover Leaf Seafood 2, and (m) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them.

“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business but including any earn-out obligation upon such obligation becoming a liability on the balance sheet of such Person in accordance with GAAP), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) Prohibited Preferred Stock issued by any Loan Party to a Person that is not a Loan Party, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation; provided that Indebtedness shall not include customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under the Agreement.

“Intercompany Note Subordination Agreement” means an amended and restated subordination agreement executed and delivered by each maker and each holder with respect to any of the BBF Note, the Subordinated Canadian Holdco Note, the Subordinated CBCL Note, and the Subordinated Dutch Holdco Note.

“LIBOR Rate Margin” means 4.00 percentage points.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than (x) purchase orders in the ordinary course of the business of such Person or such Subsidiary, (y) contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium and (z) leases of real property), (b) the Management Agreement and (c) the Acquisition Agreement.

“Parallel Debt” has the meaning specified therefor in Section 15.18(a) of the Agreement.

“Permitted Intercompany Advances” means loans made by (a) Borrower to its U.S./Canadian Subsidiaries that are Loan Parties, (b) Canadian Opco to its U.S./Canadian Subsidiaries that are Loan Parties, (c) a U.S./Canadian Subsidiary of Borrower that is a Loan Party to another U.S./Canadian Subsidiary of Borrower that is also a Loan Party, (d) U.S./Canadian Subsidiary of Canadian Opco that is a Loan Party to another U.S./Canadian Subsidiary of Canadian Opco that is also a Loan Party, (e) a non-Loan Party to another non-Loan Party, (f) Borrower to Canadian Opco so long as (at the time when made) no Event of Default has occurred and is continuing or would result therefrom, and (g) Canadian Opco to Borrower so long as (at the time when made) no Event of Default has occurred and is continuing or would result therefrom.

“Principal Obligations” means, with respect to the Dutch Security Documents, all present and future Obligations (whether actual or contingent and whether owed jointly or severally) of the Loan Parties to the Loan Group (or any of them) under each or any of the Loan Documents.

“Senior Secured Note” means the Senior Secured Notes due in December 2015 issued pursuant to the Senior Secured Note Indenture.

“Senior Secured Note Closing Date” means the closing date of the initial issuance of the Senior Secured Notes.

“Senior Secured Note Documents” means the Senior Secured Note Indenture and the agreements, documents and instruments executed in connection therewith, including, without limitation, the Senior Secured Notes.

“Senior Secured Note Indebtedness” means the Indebtedness incurred by the Borrower, Canadian Opco, and BBCC and guarantied by the other Loan Parties under the Senior Secured Note Documents in an aggregate principal amount not to exceed the lesser of (a) the aggregate principal amount of the Senior Secured Notes funded on the Senior Secured Note Closing Date, and (b) $225,000,000 (such lesser amount, the “Senior Secured Note Principal Cap”).

“Senior Secured Note Indenture” means the Indenture, dated December 2009, governing the Senior Secured Notes, by and among Borrower, BBCC, and Canadian Opco, as Issuers, and Trustee, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, and as permitted by the Agreement.

“Senior Secured Note Intercreditor Agreement” means an Intercreditor Agreement, by and among the Senior Revolving Agent, Agent, and the Trustee.

“Specified Lender” means any Person that is primarily engaged in investing in (a) Indebtedness of companies that are either in default, under bankruptcy protection or in distressed financial condition or (b) high-yield bonds that are in default or equities that are in bankruptcy.

“Stock Purchase Transaction” means the transfer in an aggregate amount not to exceed $1,800,000 by the Loan Parties (through any direct or indirect, wholly-owned Subsidiary of Connors) to Connors, either in the form of a distribution or a repayment by the Loan Parties of all or a portion of the principal of any intercompany obligation between or among any direct or indirect, wholly-owned Subsidiary of Connors, which aggregate amount shall be used by Connors to purchase the Stock of BB Co-Invest L.P. held by each of Plainfield Avalon Inc. and Kayne Anderson Mezzanine Partners (QP), L.P.

“Subordinated Dutch Holdco Note” means that certain promissory note to be issued on the Closing Date by Dutch Holdco, as maker, to CLDH, as payee, for C$109,697,325, which shall provide for all interest and principal to be payable on a maturity date that is the ninth anniversary of the Closing Date, and which shall be subordinated in all respects to any payments due under any Loan Document.

“Term Loan” has the meaning specified therefor in Section 2.2(b) of the Agreement.

“Term Loan Commitment” means, collectively, the Closing Date Term Loan Commitment and the First Amendment Term Loan Commitment.

“Third Amendment to Revolving Credit Agreement” means that certain Consent and Third Amendment to Senior Revolving Credit Agreement dated as of December 3, 2009 by and among the Borrower, Canadian Opco, and the Lender Group.

“Trustee” means Deutsche Bank Trust Company Americas, in the capacity as the “Trustee” (as such term is defined in the Senior Secured Note Indenture) and any other Person acting in a similar capacity under any amendment, restatement, supplement, replacement or refinancing thereof.

“U.S./Canadian Subsidiary” means a Subsidiary that is organized under the laws of a state within the United States or a province within Canada.

(b) Schedule 1.1 to the Credit Agreement is hereby amended by deleting the following defined terms in their entirety: (i) EBITDA Excess Availability Test, (ii) Funds Flow Agreement, (iii) Senior Subordinated Note, (iv) Subordinated Agent, (v) Subordinated Indebtedness, (vi) Subordinated Lenders, (vii) Subordinated Loan Documents, (viii) Subordinated Note Agreement, (ix) Subordination Agreement, and (x) Syndication Letter.

(c) The definition of “Base LIBOR Rate” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the phrase “3.00 percent per annum” in clause (a) of such definition and (ii) replacing it with the phrase “1.50 percent per annum”.

(d) The definition of “Base Rate” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the phrase “5.00 percent per annum” in clause (a) of such definition and (ii) replacing such phrase with “3.50 percent per annum”.

(e) The definition of “Base Rate Margin” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the phrase “5.25 percent per annum” and (ii) replacing such phrase with “3.00 percent per annum”.

(f) The definition of “Change of Control” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the text “or” immediately preceding clause (e), (ii) deleting the text “;” immediately following clause (e) and replacing such text with “, or”, and (iii) adding the following new clause (f) immediately following clause (e):

“(f) Connors Holdco ceases to own, directly or indirectly, 100% of the Stock of (i) U.S. Borrower, (ii) Canadian Opco, and (iii) BBCC;”.

(g) The definition of “Loan Documents” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the reference to “the Subordination Agreement” appearing therein, (ii) replacing such reference with “the Senior Secured Note Intercreditor Agreement”, and (iii) adding the reference to “the Cayman Security Documents, the Dutch Security Documents” immediately following the reference to “the Trademark Security Agreement,”.

(h) The definition of “Permitted Acquisitions” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clauses (c), (d), (g), (k) and (l) of such definition as follows:

“(c) Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by the Loan Parties and Agent) created by adding the historical combined financial statements of the Loan Parties (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Loan Parties and their respective Subsidiaries (i) would have been in compliance with the financial covenant in Section 7 of the Agreement for the four (4) fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition (determined as if the Fixed Charge Coverage Ratio Excess Availability Test had not been satisfied), and (ii) are projected to be in compliance with the financial covenant in Section 7 for the four (4) fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition (determined as if the Fixed Charge Coverage Ratio Excess Availability Test had not been satisfied).

(d) Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(g) Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(k) the purchase consideration payable in respect of all Permitted Acquisitions (including such Acquisition and including earn-out obligations and other deferred payment obligations) shall not exceed $35,000,000 in the aggregate; provided, however, that no more than $10,000,000 of the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall consist of Cash Consideration, and

(l) such Acquisition is permitted under the Senior Secured Note Indenture, so long as such agreement, or any successor thereto, is still in force and effect.”

(i) The definition of “Permitted Indebtedness” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clauses (g) and (m) of such definition as follows:

“(g) Senior Secured Note Indebtedness and any Refinancing Indebtedness in respect thereof,

(m) Permitted Intercompany Advances and the Indebtedness evidenced by (i) the BBF Note, (ii) the Subordinated CBCL Note, (iii) the Subordinated Canadian Holdco Note, and (iv) the Subordinated Dutch Holdco Note, so long as such Indebtedness is subject to the terms of the Intercompany Subordination Agreement or Intercompany Note Subordination Agreement, as applicable,”.

(j) The definition of “Permitted Investments” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) amending and restating clause (s) of such definition as follows and (ii) adding new clauses (t) and (u) as follows:

“(s) Investments in another Person in an aggregate amount after the Closing Date not to exceed $5,000,000 so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Excess Availability is at least $25,000,000 immediately after giving effect to such Investment,

(t) the Guaranty, dated as of November 16, 2009, issued by J. Douglas Hines, in favor of Borrower, as amended, amended and restated, supplemented or modified from time to time, and

(u) the Second Lien Pledge and Security Agreement, dated as of November 16, 2009, by and between J. Douglas Hines and Borrower, as amended, amended and restated, supplemented or modified from time to time, and all rights and remedies that Borrower has with respect to the collateral thereunder (including the right to own, sell and/or hold collateral covered thereby).”

(k) The definition of “Permitted Liens” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clause (c) of such definition as follows:

“(c) Liens in and to the Collateral held by Trustee to secure the Senior Secured Note Indebtedness or any permitted Refinancing Indebtedness in respect of the Senior Secured Note Indebtedness, so long as such Indebtedness is the subject of the Senior Secured Note Intercreditor Agreement or any other intercreditor agreement, taken as a whole, that is not in a manner materially adverse to the interests of the Lender Group and is satisfactory to Agent,”.

(l) The definition of “Refinancing Indebtedness” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by amending and restating clauses (b) and (c) of such definition as follows:

“(b) such refinancings, renewals, modifications, replacements, refundings or extensions do not result in an increase (except as a result of the imposition of the default rate of interest currently in effect) (i) in excess of 200 basis points in the interest rate with respect to the Indebtedness (other than the Senior Secured Note Indebtedness) so refinanced, renewed, or extended and (ii) in the annual percentage interest rate to a rate greater than 11.50 percent per annum with respect to the Senior Secured Note Indebtedness so refinanced, renewed, or extended,

(c) such refinancings, renewals, modifications, replacements, refundings or extensions do not result in (a) a maturity date that is earlier than the maturity date of the Indebtedness so refinanced, renewed, or extended, or (b) a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrower,”.

(m) The definition of “Refinancing Indebtedness” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the text “and” immediately following clause (d), (ii) deleting the text “.” immediately following clause (e) and replacing such text with “, and”, and (iii) adding the following new clause (f) immediately following clause (e):

“(f) such refinancings, renewals, modifications, replacements, refundings or extensions in respect of the Senior Secured Note Indebtedness does not (in addition to any other restriction set forth in any other clause in this definition) (A) to the extent such refinanced, renewed, modified, replaced, refunded or extended debt is secured, contravene the provisions of the Senior Secured Note Intercreditor Agreement; (B) increase the outstanding principal balance of the Senior Secured Note Indebtedness to an amount that would exceed the Senior Secured Note Principal Cap, plus an amount equal to the unpaid accrued interest and premium thereon plus all other reasonable amounts paid and fees and expenses incurred in connection with such refinancing, renewal, modification, replacement, refund or extension; (C) require interest to be paid more frequently than semi-annually; (D) change any covenant in a manner adverse to the Loan Parties or the Lender Group thereunder (it being understood that any waiver of any default or event of default under the Senior Secured Note Indenture arising from the failure to comply with any covenant, in and of itself, shall not be deemed to be adverse to the Loan Parties or the Lender Group) or add any covenant; (E) change any default or event of default under any Senior Secured Note Loan Document in a manner adverse to the Loan Parties or the Lender Group (it being understood that any waiver of any such default or event of default in and of itself, shall not be deemed to be adverse to the Loan Parties or the Lender Group) or add any event of default; (F) change the redemption, mandatory prepayment, or defeasance provisions thereof; or (G) increase the non-monetary obligations of Grantors thereunder to the Trustee or the holders of the Senior Secured Notes that would be adverse to the Loan Parties or the Lender Group.”

(n) The definition of “Transactions” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the phrase “and the Subordinated Note Agreement” appearing therein and (ii) replacing such phrase with “and the Senior Secured Note Indenture”.

(o) Section 2.2 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“2.2 Term Loan.

(a) On the Closing Date, the Lenders made term loans to Borrower (the “Closing Date Term Loan”) in the amount of the Closing Date Term Loan Amount.

(b) Subject to the terms and conditions of this Agreement, on the Senior Secured Note Closing Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (the “First Amendment Term Loan”; and together with the Closing Date Term Loan, collectively, the “Term Loan”) to Borrower in an amount equal to such Lender’s Pro Rata Share of the First Amendment Term Loan Amount.

(c) Subject to the terms and conditions of this Agreement, the principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
March 31, 2010	$2,375,000
June 30, 2010	$2,375,000
September 30, 2010	$2,375,000
December 31, 2010	$2,375,000
March 31, 2011	$2,375,000
June 30, 2011	$2,375,000
September 30, 2011	$2,375,000
December 31, 2011	$2,375,000
March 31, 2012	$2,969,000
June 30, 2012	$2,969,000
September 30, 2012	$2,969,000
December 31, 2012	$2,969,000
March 31, 2013	$2,969,000
June 30, 2013	$2,969,000
September 30, 2013	$2,969,000

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.”

(p) Section 2.3(a) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

2.3 Borrowing Procedure.

(a) Procedure for Borrowing. The Closing Date Term Loan was made on the Closing Date. The First Amendment Term Loan shall be made by an irrevocable written request by an Authorized Person delivered to Agent not later than 9:00 a.m. (California time) on the Senior Secured Note Closing Date. Each Lender shall make the amount of such Lender’s Pro Rata Share of the First Amendment Term Loan Amount available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Senior Secured Note Closing Date. After Agent’s receipt of the proceeds of the First Amendment Term Loan, Agent shall make the proceeds thereof available to Borrower on the Senior Secured Note Closing Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Term Loan if Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in the First Amendment will not be satisfied on the Senior Secured Note Closing Date unless such condition has been waived. Agent shall record on its books the principal amount of the portion of the Term Loan owing to each Lender from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.”

(q) Section 2.4(e)(ii) of the Credit Agreement is hereby amended by (i) deleting the amount “$10,000,000” appearing in clause (2) of the proviso and (ii) replacing such amount with “$15,000,000”.

(r) The preamble to Section 4 of the Credit Agreement is hereby amended by adding the following clause immediately following the phrase “execution and delivery of this Agreement”:

“; provided, however, that with respect to the representations and warranties to the Lender Group made in Sections 4.24(b), (c), (d), 4.26(b) and 4.33, each such representation and warranty shall be made as of the Senior Secured Note Closing Date:”

(s) Section 4.12 of the Credit Agreement is hereby amended by amending and restating it in its entirety as follows:

“4.12 Environmental Condition. Except as set forth on Schedule 4.12, (a) to Borrower’s and Canadian Opco’s knowledge, no Loan Party’s or its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, except to the extent that any such violation could not reasonably be expected to result in the incurrence by any Loan Party of any material liability, (b) to Borrower’s and Canadian Opco’s knowledge, no Loan Party’s or its Subsidiaries’ properties or assets has ever been designated or identified by a Governmental Authority in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(t) Section 4.24 of the Credit Agreement is hereby amended by (i) deleting the reference to “Subordinated Loan Documents” appearing in clauses (a), (b), (c) and (d) of such section and replacing each such reference with “Senior Secured Note Documents”, (ii) deleting clause (e) in its entirety, and (iii) adding the following new clauses (e), (f), (g), (h), (i), and (j) immediately following clause (d):

“(e) Connors Holdco is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Stock of CLDH, Dutch Holdco, and Stinson) or engage in any operations or business (other than the ownership of CLDH, Dutch Holdco, and Stinson and their respective Subsidiaries and activities reasonably related thereto, including, but not limited to, administrative activities).

(f) BBCC does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets or engage in any operations or business (other than administrative activities).

(g) CLDH is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Stock of Dutch Holdco and the Subordinated Dutch Holdco Note and any payments in connection with the Subordinated Dutch Holdco Note) or engage in any operations or business (other than the ownership of Dutch Holdco and its Subsidiaries, ownership of the Subordinated Dutch Holdco Note and activities reasonably related thereto, including, but not limited to, administrative activities).

(h) Dutch Holdco is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, the Senior Secured Note Documents or the Subordinated Dutch Holdco Note), own any material assets (other than the Stock of the Clover Leaf Seafood 2 and Clover Leaf Seafood) or engage in any operations or business (other than the ownership of Clover Leaf Seafood 2 and Clover Leaf Seafood and their respective Subsidiaries and activities reasonably related thereto, including, but not limited to, administrative activities).

(i) Clover Leaf Seafood 2 does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Subordinated Canadian Holdco Note and any payments in connection with the Subordinated Canadian Holdco Note) or engage in any operations or business (other than the ownership of the Subordinated Canadian Holdco Note and activities reasonably related thereto, including, but not limited to, administrative activities).

(j) Clover Leaf Seafood is a holding company and does not have any material liabilities (other than liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Stock of Canadian Holdco and Sea Value Limited) or engage in any operations or business (other than the ownership of Canadian Holdco and Sea Value Limited and their respective Subsidiaries and activities reasonably related thereto, including, but not limited to, administrative activities).”

(u) Section 4.26 of the Credit Agreement is hereby amended by amending and restating clause (b) in its entirety as follows:

“(b) Borrower and Canadian Opco have delivered to Agent a complete and correct copy of the Senior Secured Note Documents and the Subordinated Canadian Holdco Note, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Senior Secured Note Documents and the Subordinated Canadian Holdco Note have been duly authorized by all necessary action on the part of the Loan Parties that are parties thereto. Each Senior Secured Note Document and the Subordinated Canadian Holdco Note are the legal, valid and binding obligation of the Loan Parties that are parties thereto, enforceable against such Loan Party in accordance with its terms, in each case, except (i) as may be limited by general principles of equity and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Senior Secured Note Closing Date, no Loan Party is in default in the performance or compliance with any provisions thereof. As of the Senior Secured Note Closing Date, all representations and warranties made by a Loan Party in the Senior Secured Note Documents and the Subordinated Canadian Holdco Note and in the certificates delivered in connection therewith are true and correct in all material respects (except to the extent that such representations and warranties relate solely to an earlier date).”

(v) Section 4.33 of the Credit Agreement is hereby amended by amending and restating it in its entirety as follows:

“4.33 Senior Debt, Etc. To the extent that any of the Senior Secured Notes are outstanding and the Senior Secured Notes are secured, the intercreditor provisions of the Senior Secured Note Intercreditor Agreement are and will be enforceable against the holders of the Senior Secured Note Indebtedness to which the Senior Secured Note Intercreditor Agreement relates. Subject to the terms of the Senior Secured Note Intercreditor Agreement, any Lien with respect to the Collateral securing any Obligations now or hereafter held by or on behalf of, or created for the benefit of, Agent or any Lender or any agent or trustee therefore shall be senior in all respects and prior to any Lien with respect to the Collateral securing any Senior Secured Note Indebtedness. Borrower acknowledges that Agent and Lenders are extending their Commitments, in reliance upon the intercreditor provisions of the Senior Secured Note Intercreditor Agreement and this Section 4.33.”

(w) Section 5.1 of the Credit Agreement is hereby amended by deleting the phrase “, with copies to each Lender,” appearing therein.

(x) Section 5.2 of the Credit Agreement is hereby amended by deleting the phrase “, with copies to each Lender,” appearing therein.

(y) Section 5.7 of the Credit Agreement is hereby amended by amending and restating it in its entirety as follows:

“5.7 Inspection. Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate during normal business hours and, so long as no Event of Default is continuing, with reasonable prior notice to Borrower or Canadian Opco (as applicable); provided, however, that, so long as no Event of Default shall have occurred and be continuing, the Loan Parties collectively shall not be obligated to reimburse Agent and the Senior Revolving Agents collectively for more than 2 audits and 1 appraisal during any fiscal year.”

(z) Section 5.11 of the Credit Agreement is hereby amended by adding the following sentence at the end of such section:

“In addition to the foregoing requirements, promptly upon request by Agent, and in any event within the time periods set forth above, the Loan Parties shall use their commercially reasonable efforts to take such other actions, including the granting of Liens on such assets or additional Collateral described above to the Trustee, that are reasonably requested by Agent to permit Agent to obtain a Lien on such assets or additional Collateral described pursuant to the Senior Secured Note Intercreditor Agreement.”

(aa) Section 5.12 of the Credit Agreement is hereby amended by adding the following sentence at the end of such section:

“In addition to the foregoing requirements, promptly upon request by Agent, the Loan Parties shall use their commercially reasonable efforts to take such other actions, including the granting of Liens on such assets or additional Collateral described above to the Trustee, that are reasonably requested by Agent to permit Agent to obtain a Lien on such assets or additional Collateral pursuant to the Senior Secured Note Intercreditor Agreement.”

(bb) Section 6.3(a) of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“(a) In any transaction or series of transactions, enter into any merger, amalgamation, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger, amalgamation, consolidation, reorganization or recapitalization among any Loan Parties, provided that Borrower and Canadian Opco must be the surviving entity of any such merger or amalgamation to which it is a party and no merger may occur among any of Canadian Holdco, Stinson, BB Holdings, Canadian Opco, and Borrower, (ii) any merger between Loan Parties and Subsidiaries of any Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,”.

(cc) Section 6.7(a) of the Credit Agreement is hereby amended by (i) deleting the parenthetical appearing in clause (i)(E) of such section and the proviso appearing in clause (ii) of such section; (ii) deleting the text “and” immediately following clause (i)(E); and (iii) adding the following new clauses (G) and (H) immediately following clause (F) of Section 6.7(a)(i):

“, (G) prepayments in respect of the Senior Secured Note Indebtedness, so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) such prepayment is proposed to be made before the first anniversary of the Senior Secured Note Closing Date, (iii) at the time of such prepayment, the outstanding principal balance of the Term Loan does not exceed $21,375,000, (iv) Loan Parties have at least $35,000,000 of Excess Availability after giving effect thereto, and (v) immediately preceding such proposed payment, the Company has a Fixed Charge Coverage Ratio of at least 1.0:1.0 for the 12 month period ended as of the last day of the month immediately preceding such proposed payment, and (H) payments of principal in respect of any loans by a Loan Party to another Loan Party that are evidence by a note to the extent that such payments would be permitted to be made as a distribution pursuant to Section 6.9(b), (c), (e), and (i) (provided that any such payments made pursuant to this clause (H) shall be deemed to constitute distributions pursuant to the applicable provision of Section 6.9 for all purposes under this Agreement)”.

(dd) Section 6.7(b)(i)(E) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(E) Senior Secured Note Documents; provided that the terms and provisions of the Senior Secured Note Documents shall not be directly or indirectly, amended, modified, or changed to the extent that any such amendment, modification or change would: (s) contravene the provisions of the Senior Secured Note Intercreditor Agreement; (t) increase the outstanding principal amount of the Senior Secured Note Indebtedness to an amount that would exceed the Senior Secured Note Principal Cap; (u) result in an increase in the annual percentage interest rate to a rate greater than 11.50 percent per annum (except as a result of the imposition of the default rate of interest currently in effect); (v) require interest to be paid more frequently than semi-annually; (w) change any covenant in a manner adverse to the Loan Parties or the Lender Group thereunder (it being understood that any waiver of any default or event of default under the Senior Secured Note Indenture arising from the failure to comply with any covenant, in and of itself, shall not be deemed to be adverse to the Loan Parties or the Lender Group) or add any covenant; (x) change any default or event of default under any Senior Secured Note Loan Document in a manner adverse to the Loan Parties or the Lender Group (it being understood that any waiver of any such default or event of default in and of itself, shall not be deemed to be adverse to the Loan Parties or the Lender Group) or add any event of default; (y) change the redemption, mandatory prepayment, or defeasance provisions thereof; or (z) increase the non-monetary obligations of Grantors thereunder to the Trustee or the holders of the Senior Secured Notes that would be adverse to the Loan Parties or the Lender Group,”.

(ee) Clause (i) of Section 6.9 of the Credit Agreement is hereby amended by adding “Connors Holdco, BBCC, CLDH, Dutch Holdco, Clover Leaf Seafood, Clover Leaf Seafood 2,” immediately prior to each instance where the name “Connors” is used in such clause.

(ff) Section 6.12 of the Credit Agreement is hereby amended by (i) deleting the phrase “enter into” and (ii) replacing such phrase with the following phrase:

“enter into, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of any Loan Party,”.

(gg) Section 6.14 of the Credit Agreement is hereby amended by (i) deleting the reference to “Subordinated Loan Documents” appearing in clauses (a), (b), (c), and (d) of such section and replacing such reference with “Senior Secured Note Loan Documents”, and (ii) adding the following new clauses (f), (g), (h), (i), (j) and (k) immediately following clause (e):

“(f) Permit Connors Holdco to have any material liabilities (other than taxes and liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Stock of CLDH, Dutch Holdco, and Stinson) or engage in any operations or business (other than the ownership of CLDH, Dutch Holdco, and Stinson and their respective Subsidiaries and activities reasonably related thereto, including, but not limited to, administrative activities).

(g) Permit BBCC to have any material liabilities (other than taxes and liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets or engage in any operations or business (other than administrative activities).

(h) Permit CLDH to have any material liabilities (other than taxes and liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Stock of Dutch Holdco and the Subordinated Dutch Holdco Note and payments received with respect to the Subordinated Dutch Holdco Note) or engage in any operations or business (other than the ownership of Dutch Holdco and its Subsidiaries, ownership of the Subordinated Dutch Holdco Note and activities reasonably related thereto, including, but not limited to, administrative activities).

(i) Permit Dutch Holdco to have any material liabilities (other than taxes and liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, the Senior Secured Note Documents or the Subordinated Dutch Holdco Note), own any material assets (other than the Stock of the Clover Leaf Seafood 2 and Clover Leaf Seafood) or engage in any operations or business (other than the ownership of Clover Leaf Seafood 2 and Clover Leaf Seafood and their respective Subsidiaries and activities reasonably related thereto, including, but not limited to, administrative activities).

(j) Permit Clover Leaf Seafood 2 to have any material liabilities (other than taxes and liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Subordinated Canadian Holdco Note and payments received with respect to the Subordinated Canadian Holdco Note) or engage in any operations or business (other than the ownership of the Subordinated Canadian Holdco Note and activities reasonably related thereto, including, but not limited to, administrative activities).

(k) Permit Clover Leaf Seafood to have any material liabilities (other than taxes and liabilities arising under the Loan Documents, the Senior Revolving Loan Documents, or the Senior Secured Note Documents), own any material assets (other than the Stock of Canadian Holdco and Sea Value Limited) or engage in any operations or business (other than the ownership of Canadian Holdco and Sea Value Limited and their respective Subsidiaries and activities reasonably related thereto, including, but not limited to, administrative activities).”

(hh) Section 7 of the Credit Agreement is hereby amended by deleting clause (b) in its entirety.

(ii) Section 8.13 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“8.13 If, to the extent that the Senior Secured Notes are outstanding and are secured, (a) any of the Obligations for any reason shall cease to be “Senior Term Loan Obligations” (or any comparable terms) under, and as defined in the Senior Secured Note Intercreditor Agreement, or under any replacement intercreditor agreement, (b) any Indebtedness other than the Obligations (and other than any Indebtedness as to which both the Lien priority and the rights to payment in respect to such Indebtedness have been contractually subordinated to the Obligations, in each case on terms and conditions reasonably satisfactory to Agent and the Required Lenders) shall constitute “Senior Term Loan Obligations” (or any comparable term) under, and as defined in the Senior Secured Note Intercreditor Agreement, or under any replacement intercreditor agreement, (c) any holder of any Lien that has been contractually subordinated shall fail to perform or comply with any of the subordination or intercreditor provisions of the Senior Secured Note Intercreditor Agreement or with the subordination or intercreditor provisions of any replacement intercreditor agreement in a manner materially adverse to the interests of the Lender Group, or (d) any of the Obligations shall, in whole or in part (other than pursuant to its terms), terminate or cease to constitute the “Senior Term Loan Obligations” (or any comparable term) under, and as defined in the Senior Secured Note Intercreditor Agreement, or under any replacement intercreditor agreement.”

(jj) Section 8.14 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“8.14 If any subordinated Indebtedness is outstanding, (a) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in, any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations, (b) any Indebtedness other than the Obligations (and other than any Indebtedness as to which both the Lien priority and the rights to payment in respect to such Indebtedness have been contractually subordinated to the Obligations, in each case on terms and conditions reasonably satisfactory to Agent and the Required Lenders) shall constitute “Designated Senior Indebtedness” (or any comparable term) under, and as defined in, any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations, (c) any holder of any Indebtedness that has been contractually subordinated in right of payment to the Obligations shall fail to perform or comply with any of the subordination or intercreditor provisions of the documents evidencing or governing such Indebtedness (if any) or with the subordination or intercreditor provisions of any applicable subordination agreement in a manner materially adverse to the interests of the Lender Group, or (d) the subordination or intercreditor provisions (if any) of any document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations shall, in whole or in part (other than pursuant to its terms), terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Indebtedness.”

(kk) The last paragraph of Section 9.1 of the Credit Agreement is hereby amended by (i) deleting the reference to “(x)”, (ii) deleting the “and” appearing before the reference to “(y)”, and (iii) deleting clause (y) in its entirety.

(ll) Section 14.1 of the Credit Agreement is hereby amended by (i) deleting the reference to “Subordination Agreement” appearing in clause (e) of such section and (ii) replacing such reference with “Senior Secured Note Intercreditor Agreement”.

(mm) Section 15.1 of the Credit Agreement is hereby amended by amending and restating it in its entirety as follows:

“15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and the Loan Parties and their respective Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Loan Parties and their respective Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the Collections of Loan Parties and their respective Subsidiaries as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Loan Parties and their respective Subsidiaries, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Loan Parties or their respective Subsidiaries, the Obligations, the Collateral, the Collections of Loan Parties and their respective Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.”

(nn) Section 15 of the Credit Agreement is hereby amended by adding the following new Section 15.18 immediately following Section 15.17:

“15.18 Parallel Debt. With respect to the Dutch Security Documents,

(a) solely for purposes of Dutch law, Borrower irrevocably and unconditionally undertakes to pay to WFF an amount equal to the aggregate of all Principal Obligations due and payable but unpaid (the “Parallel Debt”);

(b) the Parallel Debt constitutes obligations and liabilities of Borrower to WFF which are separate and independent from, and without prejudice to, the Principal Obligations and the Parallel Debt represents WFF’s own independent right to receive payment of the Parallel Debt from Borrower;

(c) notwithstanding Section 15.18(b), if WFF receives or recovers any amount in respect of (i) the Parallel Debt, the Principal Obligations decrease by that amount as if that amount was received or recovered directly in payment of the Principal Obligations and, for the avoidance of doubt, (ii) the Principal Obligations, the Parallel Debt decreases by that amount as if that amount had been received or recovered directly in payment of the Parallel Debt;

(d) the parties acknowledge and confirm that the provisions contained in this Section 15.18 shall not be interpreted so as to increase the maximum total amount of the Principal Obligations under the Loan Documents; and

(e) Borrower shall not repay or prepay Parallel Debt if and as long as it owes Principal Obligations, unless directed to do so by WFF and Borrower is otherwise required to repay or prepay the Principal Obligations hereunder.”

(oo) Exhibit S-1 to the Credit Agreement is hereby deleted in its entirety.

(pp) Item (4) of Schedule P-4 to the Credit Agreement is hereby amended by amending and restating such item in its entirety as follows:

“4. Planned sale, transfer, gift, donation, abandonment or other disposition of Augusta real property (1697 Olive Road) and 1621/1577/1565/1600/1570 15th Street (“Augusta Properties”) together with the sale or donation of any material and equipment stored at the Augusta Property;”

(qq) Schedules C-1, 4.7(b), 4.12, 4.13, 4.15 and 4.17 to the Credit Agreement are hereby amended by (i) deleting such schedules in their entirety and (ii) inserting the Schedules C-1, 4.7(b), 4.12, 4.13, 4.15 and 4.17 attached hereto as Exhibit B in lieu thereof.

(rr) Schedule 5.1 to the Credit Agreement is hereby amended by amending and restating clause (m) in its entirety as follows:

“(m) copies of any material notices, statements, reports or other written communications that any Loan Party or any of its Subsidiaries executes, receives or delivers in connection with any Senior Revolving Loan Document, to the extent not otherwise provided and other than any notices, statements, reports or schedules specified on Schedule 5.1 of the Senior Revolving Credit Agreement, or any Senior Secured Note Document, to the extent not otherwise provided.”

3. Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 5 below and notwithstanding anything to the contrary contained in the Credit Agreement, Agent and the Lenders hereby waive any non-compliance by Borrower of the covenant set forth in Section 5.18(a) of the Credit Agreement and the consequences, if any, from any such non-compliance (including without limitation any Event of Default that may have resulted therefrom).

4. Consents. Subject to the satisfaction of the conditions precedent set forth in Section 5 below, notwithstanding anything to the contrary contained in any Loan Document, Agent and the Lenders hereby consent to the Designated Transactions.

5. Conditions Precedent to the Effectiveness of this Amendment. The effectiveness of this Amendment (and the Consent contained within this Amendment) is subject to the fulfillment, to the reasonable satisfaction of Agent (or a written waiver by Agent) of each of the following conditions:

(a) Agent shall have received, in immediately available funds, the First Amendment Fee referred to in Section 9(b) hereof;

(b) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect;

(c) Agent shall have received the reaffirmation and consent of each Guarantor attached hereto as Exhibit A, duly executed and delivered by an authorized official of each Guarantor;

(d) Agent shall have received an amendment to the Fee Letter, duly executed by the parties to the Fee Letter, and the same shall be in full force and effect;

(e) Agent shall have received the Intercompany Note Subordination Agreement, duly executed by the parties thereto, and the same shall be in full force and effect;

(f) Agent shall have received amendments to the Senior Revolving Credit Agreement, duly executed by the parties to the Senior Revolving Credit Agreement, and the same shall be in full force and effect;

(g) Agent shall have received the joinder documents and supplements that are required to be executed by Connors Holdco, CLDH, and BBCC pursuant to the terms of the Loan Documents, which in each case shall be in form and substance reasonably satisfactory to Agent;

(h) Agent shall have received the Senior Secured Note Intercreditor Agreement, and the same shall be in full force and effect;

(i) Agent shall have received copies of the Senior Secured Note Documents, certified as true and correct copies thereof by an Authorized Person of Borrower;

(j) The transactions contemplated by the Senior Secured Note Documents shall have been consummated and a portion of the proceeds of Senior Secured Notes shall have been used in respect of the Designated Subordinated Indebtedness Prepayment and the Designated Term Loan Prepayment;

(k) Agent shall have received a payoff letter in respect of the Designated Term Loan Prepayment, duly executed by the parties thereto, and the same shall be in full force and effect;

(l) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(m) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Guarantor, Agent, or any Lender; and

(n) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

6. Representations and Warranties. Borrower hereby represents and warrants to Agent and the Lenders as follows:

(a) The execution, delivery, and performance by it of this Amendment and the other Loan Documents to which it is a party (i) have been duly authorized by all necessary action, (ii) do not and will not (A) violate any material provision of any law or regulation applicable to it or its Subsidiaries, the Governing Documents of it or its Subsidiaries, or any order, judgment, or decree of any court or other

Governmental Authority binding on it or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of it or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, or (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iii) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

(b) The execution, delivery, and performance by it of this Amendment do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) consents or approvals that have been obtained and that are still in force and effect, (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, and (iii) consents, approvals, notices or other action, the failure to obtain or make could not reasonably be expected to be material to the business of the Loan Parties taken as a whole.

(c) This Amendment, and each other Loan Document to which it is or will be a party, when duly executed and delivered by it, will be the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(d) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower or any Guarantor.

(e) No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment.

(f) The representations and warranties set forth in this Amendment, the Credit Agreement, as amended by this Amendment and after giving effect hereto, and the other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

7. Covenant. Borrower hereby covenants and agrees that the Loan Parties shall and shall cause each of their Subsidiaries to comply with the following covenants, it being understood that the failure to comply with any such covenant shall constitute an immediate Event of Default:

(a) on or prior to March 31, 2010, Agent shall have received evidence reasonably satisfactory to Agent that the Mexican Subsidiaries have been dissolved and the proceeds thereof shall have been distributed to the Loan Parties; and

(b) on or prior to January 31, 2010, Agent shall have received the Dutch Security Documents and the legal opinions in respect thereof, which in each case shall be in form and substance reasonably satisfactory to the Agent.

8. Acknowledgments. Borrower hereby acknowledges, confirms and agrees that Agent, for itself and for the benefit of the Lenders, has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in substantially all of the assets of Borrower (subject only to Permitted Liens), granted to Agent, for itself and the benefit of the Lenders, pursuant to the Loan Documents. Borrower hereby acknowledges, confirms and agrees that: (i) each of the Loan Documents to which it is a party has been duly executed and delivered to the Agent and the Lenders thereto by Borrower, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of Borrower contained in such documents and in this Agreement constitute the legal, valid and binding obligations of Borrower and guaranteed indebtedness of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and as of the date hereof Borrower has no valid defense to the enforcement of the Obligations, and (iii) Agent and each Lender are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and under applicable law or at equity.

9.	Payment of Costs and Fees.

(a) Borrower shall pay to Agent all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto, including the reasonable fees and expenses of any attorneys retained by Agent other than the allocated costs of internal counsel.

(b) On or before the date hereof, Borrower shall pay to Agent an amendment fee in the amount of $48,093 (“First Amendment Fee”) in immediately available funds, which First Amendment Fee shall be retained by Agent (solely for its account and for the account of its Affiliates that are Lenders, but not for the account of any other Lender). Such First Amendment Fee shall be fully earned and non-refundable on the date hereof.

10. Choice of Law. This Amendment and the rights of the parties hereunder, shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York.

11. Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties and reduced to writing in its entirety and signed and delivered by Borrower and the Required Lenders.

12. Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

13. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this

Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document. The waivers, consents and modifications herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents (other than as specified herein), and shall not operate as a consent to any matter under the Loan Documents (other than as specified herein). Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. Except as provided herein, the execution, delivery and performance of this Amendment shall not operate as a waiver of or as an amendment of, any right, power or remedy of the Lenders in effect prior to the date hereof. The amendments set forth herein are limited to the specifics hereof and shall neither excuse any future non-compliance with the Credit Agreement, nor operate as a waiver of any Default or Event of Default. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

14. Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

15. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

16. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[signature pages follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

BUMBLE BEE FOODS, LLC,
a Delaware limited liability company, as Borrower

By:	/S/ KENT MCNEIL
Name:	Kent McNeil
Title:	Executive Vice President & CFO

CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY,
a Nova Scotia unlimited company

By:	/S/ KENT MCNEIL
Name:	Kent McNeil
Title:	Executive Vice President & CFO

WELLS FARGO FOOTHILL, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:	/S/ AMY NEWMAN
Name:	Amy Newman
Title:	Vice President

Exhibit A

REAFFIRMATION AND CONSENT

All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain Senior Term Loan Credit Agreement dated as of November 18, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among BUMBLE BEE FOODS, LLC, a Delaware limited liability company (the “Borrower”), CONNORS BROS. CLOVER LEAF SEAFOODS COMPANY, successor by amalgamation with 3231021 Nova Scotia Company, a Nova Scotia unlimited company (“Connors Bros.”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (“Agent”). The undersigned Guarantors each hereby (a) represents and warrants to Agent and the Lenders that the execution, delivery, and performance of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any Material Contract or undertaking to which it is a party or by which any of its properties may be bound or affected except to the extent that any such contravention could individually or in the aggregate reasonably be expected to have a Material Adverse Change; (b) consents to the amendment of the Credit Agreement as set forth in that certain Consent and Amendment Number One to Credit Agreement dated as of December 3, 2009 by and among Borrower, the Agent and the Lenders (the “Amendment”); (c) acknowledges and reaffirms its obligations owing to the Agent and the Lenders under any Loan Documents to which it is a party; (d) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect after giving effect to the Amendment; (e) acknowledges, confirms and agrees that Agent, for itself and for the benefit of the Lenders, has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in substantially all of the assets of such Guarantor (subject only to Permitted Liens), granted to Agent, for itself and the benefit of the Lenders, pursuant to the Loan Documents; and (f) acknowledges, confirms and agrees that (i) each of the Loan Documents to which it is a party has been duly executed and delivered to Agent and the Lenders thereto by such Guarantor, and each is in full force and effect as of the date hereof, (ii) the agreements and obligations of each Guarantor contained in such documents and in the Amendment constitute the legal, valid and binding obligations of such Guarantor and guaranteed indebtedness of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, and as of the date hereof Borrower has no valid defense to the enforcement of the Obligations, and (iii) Agent and each Lender are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and under applicable law or at equity. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, they each understand that neither Agent nor any Lender has any obligations to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have each caused this Reaffirmation and Consent to be executed as of the date of the Amendment.

STINSON SEAFOOD (2001), INC.,
a Delaware corporation

By:
Name:
Title:

BUMBLE BEE HOLDINGS, INC., formerly known as Castleberry’s Food Company, a Georgia corporation

By:
Name:
Title:

BB ACQUISITION (PR), a Delaware limited partnership

By:	Bumble Bee International (PR), Inc.
its General Partner

By:
Name:
Title:

BUMBLE BEE INTERNATIONAL (PR), INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:
Name:
Title:

CLOVER LEAF HOLDINGS COMPANY, a Nova Scotia unlimited company

By:
Name:
Title:

6162410 CANADA LIMITED,
a corporation formed under the federal laws of Canada

By:
Name:
Title:

K.C.R. FISHERIES LTD., a corporation formed under the laws of New Brunswick

By:
Name:
Title:

Exhibit B

Schedule C-1

Commitments

Lender	Closing Date Term Loan Commitment		First Amendment Term Loan Commitment	Total Commitment
Wells Fargo Foothill, LLC	$133,000,000	*	$3,206,197.27	$136,206,197.27	**
All Lenders	$133,000,000	*	$3,206,197.27	$136,206,197.27	**

*	The Closing Date Term Loan was funded in full on the Closing Date and as of the Closing Date, the Closing Date Term Loan Commitment (which was $133,000,000 immediately prior to the Closing Date) was reduced to $0.
**	The Total Commitment includes the Closing Date Term Loan which was funded in full on the Closing Date and as of the Closing Date, the Closing Date Term Loan Commitment (which was $133,000,000 immediately prior to the Closing Date) was reduced to $0.